Exhibit 99.1
Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
May 9, 2022	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com
Energizer Holdings, Inc. Announces Fiscal 2022 Second Quarter Results

•Pricing actions across both segments and strong auto care demand resulted in Net sales of $685.4 million, roughly flat to prior year, with organic growth of 1.3%.1

•Increasing fiscal year Net Sales guidance to low single digit growth and reaffirming fiscal year outlook for Adjusted earnings per share and Adjusted EBITDA .1

St. Louis —May 9, 2022—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the second fiscal quarter ended March 31, 2022.

“I would like to recognize all Energizer colleagues around the world for their dedication to delivering another successful quarter. Our top-line performance exceeded expectations driven by successful pricing execution across our brands and strong organic growth in our auto care business,” said Mark LaVigne, Chief Executive Officer. “Through pricing actions and improved supply chain performance, we continue to offset inflationary cost pressures and improve speed to market. As a result, we are increasing our outlook for top-line growth for the fiscal year while maintaining our outlook for adjusted earnings per share and EBITDA.”

Top-Line Performance

For the quarter, we had Net sales of $685.4 million compared to $685.1 million in the prior year period.

	Second Quarter	% Chg
Net sales - FY'21	$685.1
Organic	8.7	1.3%
Change in Argentina	1.4	0.2%
Impact of currency	(9.8)	(1.5)%
Net sales - FY'22	$685.4	—%

•Organic Net sales increased 1.3% primarily driven by the following items:

•Pricing executed in both the battery and auto care businesses drove an organic increase of approximately 5%; and
•New distribution across both battery and auto care, predominately in our International markets, contributed approximately 1% to organic growth.

•In addition to the pricing and distribution gains, we experienced increased auto care volumes due to a shift in timing of refrigerant shipments from the third quarter to second quarter and higher than expected battery volumes. However the net volume impact was an approximate 4.5% decrease to organic sales as a result of lapping the elevated battery demand in the prior year; and

•The Company exited the Russian market in the second quarter of fiscal 2022 which resulted in reduced sales of approximately 0.5% over the prior year quarter.

__________________
1) See Press Release attachments and supplemental schedules for additional information, including the GAAP and Non-GAAP reconciliations.

Gross Margin

Gross margin on a reported basis was 34.8% versus 39.5% in the prior year. Excluding the current year costs from exiting the Russian market and the prior year costs related to acquisition and integration, adjusted gross margin was 34.9%, down 560 basis points from the prior year.

Second Quarter
Adjusted gross margin - FY'21 (1)	40.5%
Product cost impacts	(8.6)%
Pricing	2.9%
Currency impact and other	0.1%
Adjusted gross margin - FY'22 (1)	34.9%

The Gross margin decrease was largely driven by a continuation of higher operating costs, including transportation, material and labor, consistent with ongoing inflationary trends. Partially offsetting these margin impacts was the positive impact of executed price increases in battery and auto care.

Selling, General and Administrative Expense (SG&A)

SG&A, excluding current year costs from exiting Russia and acquisition and integration costs in the prior year, for the second quarter was 17.2% of Net sales, or $117.6 million, compared to 16.7%, or $114.1 million in the prior year. The increase was primarily driven by higher IT spending related to our investment in digital transformation.(1)

Advertising and Promotion Expense (A&P)

A&P was 2.9% of net sales for the second fiscal quarter, compared to 4.0% in the prior year or a $7.5 million decline due to timing of planned current year spend.

Earnings Per Share and Adjusted EBITDA	Second Quarter
(In millions, except per share data)	2022	2021
Net earnings/(loss)	$19.0	$(10.2)
Diluted net earnings/(loss) per common share	$0.27	$(0.21)

Adjusted net earnings(1)	$33.3	$56.8
Adjusted diluted net earnings per common share(1)	$0.47	$0.77
Adjusted EBITDA(1)	$114.6	$147.6

The changes in Adjusted EBITDA and Adjusted diluted net earnings per common share for the quarter reflect higher input costs which compressed the current period gross margin and slightly higher SG&A, partially offset by lower A&P spending. Adjusted diluted net earnings per common share benefited from lower interest and taxes in the current quarter as well.

Continued Return of Capital

•Common stock dividend payments in the quarter of approximately $22.3 million, or $0.30 per common share.

•During the quarter, the mandatory convertible preferred stock automatically converted to approximately 4,700,000 shares of common stock. Prior to the conversion, there were dividends paid of $4.0 million, or $1.875 per share of mandatory convertible preferred stock, which had been declared in the first fiscal quarter.

Financial Outlook and Assumptions for Fiscal Year 2022(1)

We are increasing our previously communicated full year Net sales outlook to low single digit growth as we have delivered a strong first half performance and executed pricing initiatives across the globe which should further benefit sales. The current operating environment remains volatile, but as a result of our pricing actions and cost management efforts we are reaffirming our guidance for Adjusted earnings per share of $3.00 to $3.30 and Adjusted EBITDA of $560 million to $590 million.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on second fiscal quarter earnings and recent trends in the business. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://app.webinar.net/D0QMBOalv1d

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
# # #
This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company, as well as the Company's entrance into an accelerated share repurchase program. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:
•Global economic and financial market conditions, including the conditions resulting from the ongoing conflict between Russia and Ukraine as well as the COVID-19 pandemic, and actions taken by our customers, suppliers, other business partners and governments in markets in which we compete might materially and negatively impact us.
•    Competition in our product categories might hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers.
•    Changes in the retail environment and consumer preferences could adversely affect our business, financial condition and results of operations.
•    We must successfully manage the demand, supply, and operational challenges brought about by the COVID-19 pandemic and any other disease outbreak, including epidemics, pandemics, or similar widespread public health concerns.
•    Loss or impairment of the reputation of our Company or our leading brands or failure of our marketing plans could have an adverse effect on our business.
•    Loss of any of our principal customers could significantly decrease our sales and profitability.
•    Our ability to meet our growth targets depends on successful product, marketing and operations innovation and successful responses to competitive innovation and changing consumer habits.
•    We are subject to risks related to our international operations, including currency fluctuations, which could adversely affect our results of operations.
•    If we fail to protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations.
•    Our reliance on certain significant suppliers subjects us to numerous risks, including possible interruptions in supply, which could adversely affect our business.
•    Our business is vulnerable to the availability of raw materials, our ability to forecast customer demand and our ability to manage production capacity.
•    Changes in production costs, including raw material prices, freight and labor, could erode our profit margins and negatively impact operating results, and reactions to our pricing actions.
•    The manufacturing facilities, supply channels or other business operations of the Company and our suppliers may be subject to disruption from events beyond our control.
•    We may be unable to generate anticipated cost savings (including from our restructuring programs), successfully implement our strategies, or efficiently manage our supply chain and manufacturing processes, and our profitability and cash flow could suffer as a result.
•    Sales of certain of our products are seasonal and adverse weather conditions during our peak selling seasons for certain auto care products could have a material adverse effect.
•    A failure of a key information technology system could adversely impact our ability to conduct business.
•    We rely significantly on information technology and any inadequacy, interruption, theft or loss of data, malicious attack, integration failure, failure to maintain the security, confidentiality or privacy of sensitive data residing on our systems or other security failure of that technology could harm our ability to effectively operate our business and damage the reputation of our brands.
•    We have significant debt obligations that could adversely affect our business and our ability to meet our obligations.
•    We may experience losses or be subject to increased funding and expenses related to our pension plans.
•    The estimates and assumptions on which our financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from our projections, which may adversely affect our future profitability, cash flows and stock price.
•    If we pursue strategic acquisitions, divestitures or joint ventures, we might experience operating difficulties, dilution, and other consequences that may harm our business, financial condition, and operating results, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.
•    The 2019 auto care and battery acquisitions may have liabilities that are not known to us and the acquisition agreements may not provide us with sufficient indemnification with respect to such liabilities.
•    Our business involves the potential for claims of product liability, labeling claims, commercial claims and other legal claims against us, which could affect our results of operations and financial condition and result in product recalls or withdrawals.
•    Our business is subject to increasing regulation in the U.S. and abroad, the uncertainty and cost of future compliance and consequence of non-compliance with which may have a material adverse effect on our business.
•    Increased focus by governmental and non-governmental organizations, customers, consumers and shareholders on sustainability issues, including those related to climate change, may have an adverse effect on our business, financial condition and results of operations and damage our reputation.
•    We are subject to environmental laws and regulations that may expose us to significant liabilities and have a material adverse effect on our results of operations and financial condition.
•    We cannot guarantee that any share repurchase program will be fully consummated or that any share repurchase program will enhance long-term stockholder value, and share repurchases could increase the volatility of the price of our stock and diminish our cash reserves.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 16, 2021.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarter Ended March 31,		For the Six Months Ended March 31,
	2022	2021	2022	2021
Net sales	$685.4	$685.1	$1,531.7	$1,533.7
Cost of products sold (1)	447.0	414.6	981.7	925.3
Gross profit	238.4	270.5	550.0	608.4
Selling, general and administrative expense (1)	123.4	123.8	245.5	247.9
Advertising and sales promotion expense	19.6	27.1	71.3	76.7
Research and development expense (1)	7.9	9.0	16.8	16.6
Amortization of intangible assets	15.2	15.3	30.4	30.8
Interest expense	38.3	39.1	75.3	86.4
Loss on extinguishment of debt (2)	—	70.0	—	75.7
Other items, net (1)	6.0	(0.1)	6.2	0.7
Earnings/(loss) before income taxes	28.0	(13.7)	104.5	73.6
Income tax provision/(benefit)	9.0	(3.5)	25.5	16.7
Net earnings/(loss)	19.0	(10.2)	79.0	56.9
Mandatory preferred stock dividends	—	(4.1)	(4.0)	(8.1)
Net earnings/(loss) attributable to common shareholders	$19.0	$(14.3)	$75.0	$48.8

Basic net earnings/(loss) per common share	$0.27	$(0.21)	$1.09	$0.71
Diluted net earnings(loss) per common share (3)	$0.27	$(0.21)	$1.09	$0.71

Weighted average shares of common stock - Basic	70.4	68.4	68.6	68.5
Weighted average shares of common stock - Diluted (3)	71.6	68.4	69.0	68.8

(1) See the attached Supplemental Schedules - Non-GAAP Reconciliations, which break out the costs from exiting the Russian market and the Acquisition and integration related costs included within these lines.

(2) The Loss on the extinguishment of debt for the quarter and six months ended March 31, 2021 related to the Company's term loan refinancing in December 2020 and the redemption of the $600.0 million Senior Notes due in 2027 in January 2021.

(3) During the quarter ended March 31, 2022, the mandatory convertible preferred shares were converted to approximately 4.7 million common stock. For the quarter ended March 31, 2021 and for the six months ended March 31, 2022 and 2021, the conversion of the mandatory convertible preferred shares was anti-dilutive and the mandatory preferred stock dividends are included in the dilution calculation.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	March 31, 2022	September 30, 2021
Current assets
Cash and cash equivalents	$213.2	$238.9
Trade receivables	335.9	292.9
Inventories	854.0	728.3
Other current assets	190.9	179.4
Total current assets	$1,594.0	$1,439.5
Property, plant and equipment, net	386.2	382.9
Operating lease assets	106.8	112.3
Goodwill	1,048.5	1,053.8
Other intangible assets, net	1,840.9	1,871.3
Deferred tax asset	21.3	21.7
Other assets	162.2	126.0
Total assets	$5,159.9	$5,007.5

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$12.0	$12.0
Current portion of capital leases	2.0	2.3
Notes payable	1.2	105.0
Accounts payable	383.1	454.8
Current operating lease liabilities	15.8	15.5
Other current liabilities	324.4	356.8
Total current liabilities	$738.5	$946.4
Long-term debt	3,592.6	3,333.4
Operating lease liabilities	96.2	102.3
Deferred tax liability	102.1	91.3
Other liabilities	169.2	178.4
Total liabilities	$4,698.6	$4,651.8
Shareholders' equity
Common stock	0.8	0.7
Mandatory convertible preferred stock	—	—
Additional paid-in capital	844.4	832.0
Retained earnings	27.9	(5.0)
Treasury stock	(249.8)	(241.6)
Accumulated other comprehensive loss	(162.0)	(230.4)
Total shareholders' equity	$461.3	$355.7
Total liabilities and shareholders' equity	$5,159.9	$5,007.5

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Six Months Ended March 31,
	2022	2021
Cash Flow from Operating Activities
Net earnings	$79.0	$56.9
Non-cash integration and restructuring charges	3.0	3.5
Depreciation and amortization	58.6	58.7
Deferred income taxes	0.3	2.1
Share-based compensation expense	6.4	9.4
Loss on extinguishment of debt	—	75.7
Non-cash charges for exiting the Russian market	13.4	—
Non-cash items included in income, net	7.8	10.8
Other, net	(3.7)	(0.3)
Changes in current assets and liabilities used in operations	(273.5)	(204.4)
Net cash (used by)/from operating activities	(108.7)	12.4

Cash Flow from Investing Activities
Capital expenditures	(45.9)	(19.2)
Proceeds from sale of assets	0.1	0.1
Acquisitions, net of cash acquired and working capital settlements	0.4	(67.1)
Net cash used by investing activities	(45.4)	(86.2)

Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	300.0	1,200.0
Payments on debt with maturities greater than 90 days	(7.2)	(1,983.9)
Net (decrease)/increase in debt with original maturities of 90 days or less	(102.2)	88.1
Premiums paid on extinguishment of debt	—	(122.5)
Debt issuance costs	(7.3)	(17.7)
Payment of contingent consideration	—	(3.9)
Dividends paid on common stock	(42.8)	(43.3)
Dividends paid on mandatory convertible preferred stock	(8.0)	(8.1)
Common stock purchased	—	(21.3)
Taxes paid for withheld share-based payments	(2.3)	(6.7)
Net cash from/(used by) financing activities	130.2	(919.3)

Effect of exchange rate changes on cash	(1.8)	4.3

Net decrease in cash, cash equivalents, and restricted cash	(25.7)	(988.8)
Cash, cash equivalents, and restricted cash, beginning of period	238.9	1,249.8
Cash, cash equivalents, and restricted cash, end of period	$213.2	$261.0

ENERGIZER HOLDINGS, INC.
Reconciliation of GAAP and Non-GAAP Measures
For the Quarter and Six Months Ended March 31, 2022
The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as acquisition and integration costs, an acquisition earn out, the costs of exiting the Russian market and the loss on extinguishment of debt. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations as well as other Company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in methods and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, amortization expense, interest expense, loss on extinguishment of debt, other items, net, the charges related to acquisition and integration costs, including restructuring charges, an acquisition earn out and the costs of exiting the Russian market have all been excluded from segment profit.

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Common Share (EPS). These measures exclude the impact of the costs related to acquisition and integration, an acquisition earn out, the costs of exiting the Russian market and the loss on extinguishment of debt.

Non-GAAP Tax Rate. This is the tax rate when excluding the pre-tax impact of acquisition and integration costs, an acquisition earn out, the costs of exiting the Russian market and the loss on extinguishment of debt, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred.

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the change in Argentina operations and impact of currency from the changes in foreign currency exchange rates as defined below:

Change in Argentina Operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018.

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate, as well as the impact of hedging on the currency fluctuation.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted SG&A as percent of sales and adjusted Other items, net are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration, an acquisition earn out and the costs of exiting the Russian market.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest, loss on extinguishment of debt and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration, acquisition earn out, the costs of exiting the Russian market and share-based payments.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter and Six Months Ended March 31, 2022
(In millions - Unaudited)

As of October 1, 2021, the Company has changed its reportable segments from two geographical segments, previously Americas and International, to two product groupings, Battery & Lights and Auto Care. This change came with the completion of the Spectrum Holdings, Inc. Battery and Auto Care Acquisition integrations in the first fiscal quarter of 2022. The Company changed its reporting structure to better reflect what the chief operating decision maker is reviewing to make organizational decisions and resource allocations. The Company has recast the information for the quarter and six months ended March 31, 2021 to align with this presentation.

Energizer’s operating model includes a combination of standalone and shared business functions between the product segments, varying by country and region of the world. Shared functions include the sales and marketing functions, as well as human resources, IT and finance shared service costs. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and do not represent the costs of such services if performed on a standalone basis. Segment sales and profitability, as well as the reconciliation to earnings before income taxes for the quarters and six months ended March 31, 2022 and 2021, respectively, are presented below:

	Quarters Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Net Sales
Batteries & Lights	$516.5	$542.9	$1,256.7	$1,286.8
Auto Care	168.9	142.2	275.0	246.9
Total net sales	$685.4	$685.1	$1,531.7	$1,533.7
Segment Profit
Batteries & Lights	95.3	125.4	263.7	305.9
Auto Care	24.3	28.9	24.1	47.2
Total segment profit	$119.6	$154.3	$287.8	$353.1
General corporate and other expenses (1)	(25.6)	(25.8)	(47.3)	(49.8)
Amortization of intangible assets	(15.2)	(15.3)	(30.4)	(30.8)
Acquisition and integration costs (2)	—	(16.8)	(16.5)	(35.1)
Acquisition earn out (3)	—	(1.1)	(1.1)	(1.1)
Loss on extinguishment of debt	—	(70.0)	—	(75.7)
Interest expense	(38.3)	(39.1)	(75.3)	(86.4)
Exit of Russian market (4)	(14.0)	—	(14.0)	—
Other items, net - Adjusted (5)	1.5	0.1	1.3	(0.6)
Total earnings/(loss) before income taxes	$28.0	$(13.7)	$104.5	$73.6
(1) Recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(2) See the Supplemental Schedules - Non-GAAP Reconciliations for the line items where these charges are recorded in the Consolidated (Condensed) Statement of Earnings.
(3) This represents the earn out achieved through March 31, 2021 under the incentive agreements entered into with the fiscal 2021 acquisition of a formulations company, and is recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(4) These are the costs associated with the exit of the Russian market during the second quarter of fiscal 2022. See the Supplemental Non-GAAP reconciliation for the line items where these charges are recorded in the Consolidated (Condensed) Statement of Earnings.
(5) See the Supplemental Non-GAAP reconciliation for the Other items, net reconciliation between the reported and adjusted balances.

Supplemental segment information is presented below for depreciation and amortization:

	Quarters Ended March 31,		Six Months Ended March 31,
Depreciation and amortization	2022	2021	2022	2021
Batteries & Lights	$11.7	$11.9	$23.9	$23.9
Auto Care	2.3	1.7	4.3	4.0
Total segment depreciation and amortization	$14.0	$13.6	$28.2	$27.9
Amortization of intangible assets	15.2	15.3	30.4	30.8
Total depreciation and amortization	$29.2	$28.9	$58.6	$58.7

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter and Six Months Ended March 31, 2022
(In millions, except for per share data- Unaudited)

The following tables provide a reconciliation of Net earnings and Diluted net earnings per common share to Adjusted net earnings and Adjusted diluted net earnings per share, which are non-GAAP measures.

	For the Quarters Ended March 31,		For the Six Months Ended March 31,
	2022	2021	2022	2021
Net earnings/(loss) attributable to common shareholders	$19.0	$(14.3)	$75.0	$48.8
Mandatory preferred stock dividends	—	(4.1)	(4.0)	(8.1)
Net earnings/(loss)	19.0	(10.2)	79.0	56.9
Pre-tax adjustments
Acquisition and integration (1)	—	16.8	16.5	35.1
Acquisition earn out	—	1.1	1.1	1.1
Loss on extinguishment of debt	—	70.0	—	75.7
Exit of Russian market (1)	14.0	—	14.0	—
Total adjustments, pre-tax	$14.0	$87.9	$31.6	$111.9
After tax adjustments
Acquisition and integration	—	12.9	13.0	27.3
Acquisition earn out	—	0.8	0.8	0.8
Loss on extinguishment of debt	—	53.3	—	58.0
Exit of Russian market (1)	14.3	—	14.3	—
Total adjustments, after tax	$14.3	$67.0	$28.1	$86.1
Adjusted net earnings (2)	$33.3	$56.8	$107.1	$143.0
Mandatory preferred stock dividends	—	(4.1)	(4.0)	(8.1)
Adjusted net earnings attributable to common shareholders	$33.3	$52.7	$103.1	$134.9

Diluted net earnings/(loss) per common share	$0.27	$(0.21)	$1.09	$0.71
Adjustments
Acquisition and integration	—	0.19	0.18	0.37
Acquisition earn out	—	0.01	0.01	0.01
Loss on extinguishment of debt	—	0.78	—	0.79
Exit of Russian market (1)	0.20	—	0.20	—
Impact for diluted share calculation (3)	—	—	0.01	0.07
Adjusted diluted net earnings per diluted common share (3)	$0.47	$0.77	$1.49	$1.95
Weighted average shares of common stock - Diluted	71.6	68.4	69.0	68.8
Adjusted Weighted average shares of common stock - Diluted (3)	71.6	68.6	71.8	73.4
(1) See Supplemental Schedules - Non-GAAP Reconciliations for the line items where these costs are recorded on the unaudited Consolidated (Condensed) Statement of Earnings.
(2) The effective tax rate for the Adjusted - Non-GAAP Earnings and Diluted EPS for the quarters ended March 31, 2022 and 2021 was 20.7% and 23.5%, respectively, and for the six months ended March 31, 2022 and 2021 was 21.3% and 22.9%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.
(3) During the quarter ended March 31, 2022, the mandatory convertible preferred shares were converted to approximately 4.7 million common stock. For the six months ended March 31, 2022, the full conversion was dilutive and the mandatory preferred stock dividends are excluded from net earnings in the Adjusted dilution calculation.
For the quarter ended March 31, 2021, the Adjusted Weighted average shares of common stock - Diluted includes the dilutive impact of our outstanding performance shares, restricted stock and mandatory preferred stock dividends as they are dilutive to the calculation. The conversion of the mandatory convertible preferred stock was not dilutive for the quarter ended March 31, 2021. For the six months ended March 31, 2021, the diluted net earnings per common share is assuming the conversion of the mandatory convertible preferred stock to 4.6 million shares of common stock, and excluding the mandatory preferred stock dividends from net earnings.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter and Six Months Ended March 31, 2022
(In millions - Unaudited)

Net sales	Q1'22	% Chg	Q2'22	% Chg	Six Months '22	% Chg
Batteries & Lights
Net sales - prior year	$743.9		$542.9		$1,286.8
Organic	(1.7)	(0.2)%	(18.9)	(3.5)%	$(20.6)	(1.6)%
Change in Argentina	2.4	0.3%	1.4	0.3%	$3.8	0.3%
Impact of currency	(4.4)	(0.6)%	(8.9)	(1.7)%	$(13.3)	(1.0)%
Net sales - current year	$740.2	(0.5)%	$516.5	(4.9)%	$1,256.7	(2.3)%

Auto Care
Net sales - prior year	$104.7		$142.2		$246.9
Organic	1.4	1.3%	27.6	19.4%	$29.0	11.7%
Impact of currency	—	—%	(0.9)	(0.6)%	$(0.9)	(0.3)%
Net sales - current year	$106.1	1.3%	$168.9	18.8%	$275.0	11.4%

Total Net Sales
Net sales - prior year	$848.6		$685.1		$1,533.7
Organic	(0.3)	—%	8.7	1.3%	$8.4	0.5%
Change in Argentina	2.4	0.3%	1.4	0.2%	$3.8	0.2%
Impact of currency	(4.4)	(0.6)%	(9.8)	(1.5)%	$(14.2)	(0.8)%
Net sales - current year	$846.3	(0.3)%	$685.4	—%	$1,531.7	(0.1)%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter and Six Months Ended March 31, 2022
(In millions - Unaudited)

Segment profit	Q1'22	% Chg	Q2'22	% Chg	Six Months '22	% Chg
Batteries & Lights
Segment profit - prior year	$180.5		$125.4		$305.9
Organic	(15.9)	(8.8)%	(27.3)	(21.8)%	(43.2)	(14.1)%
Change in Argentina	3.0	1.7%	1.1	0.9%	4.1	1.3%
Impact of currency	0.8	0.4%	(3.9)	(3.1)%	(3.1)	(1.0)%
Segment profit - current year	$168.4	(6.7)%	$95.3	(24.0)%	$263.7	(13.8)%

Auto Care
Segment profit - prior year	$18.3		$28.9		$47.2
Organic	(18.4)	(100.5)%	(4.0)	(13.8)%	(22.4)	(47.5)%
Impact of currency	(0.1)	(0.6)%	(0.6)	(2.1)%	$(0.7)	(1.4)%
Segment profit - current year	$(0.2)	(101.1)%	$24.3	(15.9)%	$24.1	(48.9)%

Total Segment Profit
Segment profit - prior year	$198.8		$154.3		$353.1
Organic	(34.3)	(17.3)%	(31.3)	(20.3)%	(65.6)	(18.6)%
Change in Argentina	3.0	1.5%	1.1	0.7%	4.1	1.2%
Impact of currency	0.7	0.4%	(4.5)	(2.9)%	(3.8)	(1.1)%
Segment profit - current year	$168.2	(15.4)%	$119.6	(22.5)%	$287.8	(18.5)%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter and Six Months Ended March 31, 2022
(In millions - Unaudited)

Gross profit	Q1'22	Q2'22	Q1'21	Q2'21	Q2'22 YTD	Q2'21 YTD
Net sales	$846.3	$685.4	$848.6	$685.1	$1,531.7	$1,533.7
Cost of products sold - adjusted	528.7	446.3	503.0	407.3	975.0	910.3
Adjusted Gross profit	$317.6	$239.1	$345.6	$277.8	$556.7	$623.4
Adjusted Gross margin	37.5%	34.9%	40.7%	40.5%	36.3%	40.6%
Acquisition and integration costs	6.0	—	7.7	7.3	6.0	15.0
Exit of Russian market	—	0.7	—	—	0.7	—
Reported Cost of products sold	534.7	447.0	510.7	414.6	981.7	925.3
Gross profit	$311.6	$238.4	$337.9	$270.5	$550.0	$608.4
Gross margin	36.8%	34.8%	39.8%	39.5%	35.9%	39.7%

SG&A	Q1'22	Q2'22	Q1'21	Q2'21	Q2'22 YTD	Q2'21 YTD
Segment SG&A	$89.9	$92.0	$89.7	$88.3	$181.9	$178.0
Corporate SG&A	21.7	25.6	24.0	25.8	47.3	49.8
SG&A Adjusted - subtotal	$111.6	$117.6	$113.7	$114.1	$229.2	$227.8
SG&A Adjusted % of Net sales	13.2%	17.2%	13.4%	16.7%	15.0%	14.9%
Acquisition and integration costs	9.4	—	10.4	8.6	9.4	19.0
Acquisition earn out	1.1	—	—	1.1	1.1	1.1
Exit of Russian market	—	5.8	—	—	5.8	—
Reported SG&A	$122.1	$123.4	$124.1	$123.8	$245.5	$247.9
Reported SG&A % of Net sales	14.4%	18.0%	14.6%	18.1%	16.0%	16.2%

Other items, net	Q1'22	Q2'22	Q1'21	Q2'21	Q2'22 YTD	Q2'21 YTD
Interest income	$(0.2)	$(0.3)	$(0.1)	$(0.2)	$(0.5)	$(0.3)
Foreign currency exchange loss	1.3	(0.1)	1.3	0.5	1.2	1.8
Pension benefit other than service costs	(1.1)	(1.1)	(0.5)	(0.5)	(2.2)	(1.0)
Other	0.2	—	—	0.1	0.2	0.1
Other items, net - Adjusted	$0.2	$(1.5)	$0.7	$(0.1)	$(1.3)	$0.6
Exit of Russian market	—	7.5	—	—	7.5	—
Other	—	—	0.1	—	—	0.1
Total Other items, net	$0.2	$6.0	$0.8	$(0.1)	$6.2	$0.7

Acquisition and integration	Q1'22	Q2'22	Q1'21	Q2'21	Q2'22 YTD	Q2'21 YTD
Cost of products sold	$6.0	$—	$7.7	$7.3	$6.0	$15.0
SG&A	9.4	—	10.4	8.6	9.4	19.0
Research and development	1.1	—	0.1	0.9	1.1	1.0
Other items, net	—	—	0.1	—	—	0.1
Acquisition and integration related items	$16.5	$—	$18.3	$16.8	$16.5	$35.1

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
For the Quarter and Six Months Ended March 31, 2022
(In millions - Unaudited)

	Q2'22	Q1'22	Q4'21	Q3'21	LTM 03/31/22 (1)	Q2'21
Net earnings/(loss)	$19.0	$60.0	$83.2	$20.8	$183.0	$(10.2)
Income tax provision/(benefit)	9.0	16.5	(26.2)	2.8	2.1	(3.5)
Earnings/(loss) before income taxes	28.0	76.5	57.0	23.6	185.1	(13.7)
Interest expense	38.3	37.0	36.8	38.6	150.7	39.1
Loss on extinguishment of debt	—	—	—	27.6	27.6	70.0
Depreciation & Amortization	29.2	29.4	29.8	30.0	118.4	28.9
EBITDA	$95.5	$142.9	$123.6	$119.8	$481.8	$124.3
Adjustments:
Acquisition and integration costs	—	16.5	14.3	19.5	50.3	16.8
Exit of Russian market	14.0	—	—	—	14.0	—
Acquisition earn out	—	1.1	1.1	1.2	3.4	1.1
Share-based payments	5.1	1.3	(3.1)	3.9	7.2	5.4
Adjusted EBITDA	$114.6	$161.8	$135.9	$144.4	$556.7	$147.6
(1) LTM defined as the latest 12 months for the period ending March 31, 2022.

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
FY 2022 Outlook
(In millions - Unaudited)

Fiscal Year 2022 Outlook Reconciliation - Adjusted earnings and diluted net earnings per common share -(EPS)
(in millions, except per share data)	Adjusted Net earnings			Adjusted EPS
Fiscal Year 2022 - GAAP Outlook	$187	to	$210	$2.61	to	$2.91
Impacts:
Acquisition and integration costs, net of tax benefit	13	to	13	0.18	to	0.18
Acquisition earn out	1		1	0.01		0.01
Exit of Russian operations, net of tax	14		14	0.20		0.20
Fiscal Year 2022 - Adjusted Outlook	$215	to	$238	$3.00	to	$3.30

Fiscal Year 2022 Outlook Reconciliation - Adjusted EBITDA
(in millions, except per share data)
Net earnings	$187	to	$210
Income tax provision	40	to	68
Earnings before income taxes	$227	to	$278
Interest expense	151	to	145
Amortization	65	to	60
Depreciation	65	to	60
EBITDA	$508	to	$543

Adjustments:
Integration costs	17	to	17
Acquisition earn out	1	to	1
Exit of Russian operation	14	to	14
Share-based payments	20	to	15
Adjusted EBITDA	$560	to	$590